This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
Subject to Completion, dated May 23, 2007
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
The Bear Stearns Companies Inc.
Medium-Term Notes, Linked to an Equity Index Portfolio
Due June [n], 2011
•
The Notes are linked to the potential positive performance of a portfolio comprised of the following six equity indices with the following respective weightings within the portfolio: (1) 75.00% the S&P 500® Index; (2) 8.00% the DJ Euro STOXX 50® Index; (3) 5.00% the Russell 2000® Index; (4) 5.00% the Nikkei 225SM Index; (5) 5.00% the FTSE 100 Index; and (6) 2.00% the S&P/ASX 200 Index (each such index a “Component” and together the “Portfolio”). When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return.

•	The Cash Settlement Value will be calculated as follows:
(i)
If, at maturity, the Portfolio Return is greater than or equal to zero, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note plus the product of: (i) the principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate.

(ii)	If, at maturity, the Portfolio Return is less than zero but greater than or equal to [-20]% then the Cash Settlement Value for each Note will be equal to the principal amount of the Note.
(iii)
If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount minus 1% of the principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a [20]% loss and, therefore, receive [80]% of the principal amount.

•	The Portfolio Return is the sum of: (i) the Index Return for each Component multiplied by (ii) such Component’s respective weighting within the Portfolio.
•
The Index Return, with respect to any Component, is the amount expressed as a percentage, resulting from the quotient of: (i) such Component’s Final Component Level minus its Initial Component Level divided by (ii) its Initial Component Level.

•	The Upside Participation Rate is [117.00 - 122.00]%.
•	We will not pay interest during the term of the Notes.
•	The CUSIP number for the Notes is 073928V91.
•	The Notes will not be listed on any securities exchange or quotation system.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS INCLUDING THE RISK THAT YOU MAY LOSE UP TO [80]% OF YOUR INVESTMENT IN THE NOTES. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID, AND THEREFORE THE NOTES THEMSELVES ARE NOT, AND WOULD NOT BE, LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-13.
Each Component is a service mark or trademark of the sponsor of that Component and has been, or will be, licensed for use by The Bear Stearns Companies Inc. The Notes, which are linked to the performance of the Components, are not sponsored, endorsed, sold or promoted by the sponsor of any Component; and the sponsors of such Components make no representations regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Initial public offering price	[n]%‡	$[n]
Agent’s commission	[n]%	$[n]
Proceeds, before expenses, to us	[n]%	$[n]
‡[Any additional reissuance will be offered at a price to be determined at the time of pricing of each offering of Notes, which price will be a function of the prevailing market conditions and the levels of the Components at the time of the relevant sale.]
We may grant Bear, Stearns & Co. Inc. a 30-day option from and including the date of this pricing supplement to purchase from us up to an additional $[n] of Notes at the public offering price to cover any over-allotments.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about June [n], 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
_______________

Bear, Stearns & Co. Inc.
June [n], 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the Portfolio. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B due June [n], 2011 (the “Notes”), are Notes whose return is tied or “linked” to the performance of a portfolio comprised of the following six equity indices with the following respective weightings within the portfolio: (1) 75.00% the S&P 500® Index (the “SPX”); (2) 8.00% the DJ Euro STOXX 50 Index® (the “SX5E”); (3) 5.00% the Russell 2000® Index (the “RTY”); (4) 5.00% the Nikkei 225SM Index (the “NKY”); (5) 5.00% the FTSE 100 Index (the “UKX”); and (6) 2.00% the S&P/ASX 200 Index (the “AS51”). When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes, either singularly, or collectively. If the Portfolio Return is less than zero but greater than or equal to [-20]% at maturity, then you will receive the principal amount at maturity. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return. The Index Return, with respect to any Component, is the amount expressed as a percentage, resulting from the quotient of: (i) such Component’s Final Component Level minus its Initial Component Level divided by (ii) its Initial Component Level. If, at maturity, the Portfolio Return is greater than zero, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note plus the product of: (i) the principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate. If, at maturity, the Portfolio Return is less than zero but greater than or equal to [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note. If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount minus 1% of the principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a 20% loss and, therefore, receive 80% of the principal amount. We will not pay interest during the term of the Notes.

Selected Investment Considerations

•	Partial principal protection—If the Portfolio Return is less than zero but greater than or equal to [-20]% at maturity, then you will receive the principal amount at maturity.

•	No current income—We will not pay interest during the term of the Notes.

•
Growth potential—The Notes offer the possibility to participate in the potential appreciation in the Portfolio. The Cash Settlement Value is based upon whether the Portfolio Return is greater than zero at maturity. In addition, because of the Upside Participation Rate, you will receive a [1.17-1.22]% return for every 1.0% increase in the Portfolio Return over zero.

•	Medium-term investment—The Notes may be an attractive investment for investors who have a bullish view of the Portfolio during the term of the Notes.

•
Diversification—The Notes are linked to the following six equity indices and their respective Weightings within the Portfolio: (1) the SPX; (2) the SX5E; (3) the RTY; (4) the NKY; (5) the UKX; and (6) the AS51. Therefore, the Notes may allow you to diversify an existing portfolio or investment.

Selected Risk Considerations

•
Possible loss of principal—Your investment in the Notes is not fully principal protected and you may lose up to [80]% of your initial investment. If you sell your Notes prior to maturity or the Portfolio Return is less than [-20]%, you may receive less than the amount you originally invested.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Components, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity.

•
Liquidity—If a trading market were to develop in the Notes, it may not be liquid. Our subsidiary, Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes upon request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•	Yield—The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Return related to movements in the Portfolio—If the Portfolio Return is less than zero but greater than or equal to [-20]%, your return will be limited to the principal amount of your Notes. In addition, investors will lose 1% of their principal amount for every percentage point that the Portfolio Return is less than [-20]%.

KEY TERMS

Issuer:	The Bear Stearns Companies Inc.

Components:
The following are the six equity indices with the following respective Weightings within the portfolio: (1) 75.00% the S&P 500® Index (the “SPX”); (2) 8.00% the DJ Euro STOXX 50® Index (the “SX5E”); (3) 5.00% the Russell 2000® Index (the “RTY”); (4) 5.00% the Nikkei 225SM Index (the “NKY”); (5) 5.00% the FTSE 100 Index (the “UKX”); and (6) 2.00% the S&P/ASX 200 Index (the “AS51) (each such index a “Component” and together the “Portfolio”).

Sponsors:
Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, as the sponsor of the S&P 500® Index; STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company and the SWX Group as the sponsor of the DJ Euro STOXX 50® Index; Russell Investment Group as the sponsor of the Russell 2000® Index; Nihon Keizai Shimbun, Inc. as the sponsor of the Nikkei 225SM Index; FTSE International Limited as the sponsor of the FTSE 100 Index; and S&P and the Australian Stock Exchange as sponsor of the S&P/ASX 200 Index.

Principal Amount:
Each Note will be issued in minimum denominations of $10,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $[n]. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

Cash Settlement Value:
If, at maturity, the Portfolio Return is greater than or equal to zero, the Cash Settlement Value for each Note will be equal to the principal amount of the Note plus the product of: (i) the principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Portfolio Return is less than zero but greater than or equal to [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note.

If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount minus 1% of the principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a 20% loss and, therefore, receive 80% of the principal amount.

Upside Participation Rate:	[117.00 - 122.00]%

Portfolio Return:	The sum of: (i) the Index Return for each Component multiplied by (ii) such Component’s respective Weighting within the Portfolio.

Index Return:
With respect to any Component, the amount expressed as a percentage, resulting from the quotient of: (i) such Component’s Final Component Level minus its Initial Component Level divided by (ii) its Initial Component Level.

Interest:	The Notes will not bear interest.

Component Level:	For each Component, the closing level of such Component, as determined by the relevant Sponsor, on each Component Business Day.

Initial Component Level:
•	[n] with respect to the SPX;
•	[n] with respect to the SX5E;
•	[n] with respect to the RTY;
•	[n] with respect to the NKY;
•	[n] with respect to the UKX; and

•	[n] with respect to the AS51, each representing the closing level of the respective Component on June [n], 2007.

Final Component Level:
Will be determined, with respect to each Component, by the Calculation Agent and will equal the Component Level of each Component, as determined by the relevant Sponsor, on June [n], 2011, the “Calculation Date”; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the Calculation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Calculation Date, the Calculation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Calculation Date for any Component is postponed for [three] consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that [third] Component Business Day, that [third] Component Business Day will be the Calculation Date for that Component. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component on the Calculation Date, the determination of that Component’s Component Level will be made on the Calculation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

Weighting:
•	75.00% with respect to the SPX;
•	8.00% with respect to the SX5E;
•	5.00% with respect to the RTY;
•	5.00% with respect to the NKY;
•	5.00% with respect to the UKX; and
•	2.00% with respect to the AS51

Maturity Date:
The Notes are expected to mature on June [n], 2011 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If any Calculation Date is postponed, the Maturity Date will be [three] Business Days following the Calculation Date, as postponed for the last Component for which a Final Component Level is determined.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

Component Business Day:	Means, with respect to each Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Calculation Agent:	Bear, Stearns & Co. Inc.

Relevant Exchanges:	The “Summary of the Components” below details the Relevant Exchanges for each Component, which represent the primary exchanges or markets of trading of any security then included in a Component.

Related Exchange:
With respect to any Component, means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to a Component.

Summary of the Components

Component	Bloomberg Ticker Symbol	Relevant Exchanges
SPX	SPX <Index>	New York Stock Exchange, NASDAQ and their successors
SX5E	SX5E <Index>	Major stock exchanges, respectively located in one of 17 European countries, including London Stock Exchange (the “LSE”), Frankfurt Stock Exchange and their successors
RTY	RTY <Index>	New York Stock Exchange, NASDAQ, American Stock Exchange and their successors
NKY	NKY <Index>	Tokyo Stock Exchange and its successor (the “TSE”)
UKX	UKX <Index>	LSE and its successor
AS51	AS51 <Index>	Australian Stock Exchange and its successor (the “ASX”)

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $10,000, the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000.

QUESTIONS AND ANSWERS

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return. The Notes will not bear interest and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes are expected to mature on June [n], 2011. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of Notes,” for a detailed description of the Notes prior to making an investment in the Notes.

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. However, the Notes differ from traditional debt securities in that the Notes are not fully principal protected and offer the opportunity to positively participate in the appreciation, if any, of the Portfolio. In addition, because of the Upside Participation Rate you will receive a [1.17-1.22]% return for every 1.0% increase in the Portfolio Return over zero. If, at maturity, the Portfolio Return is less than [-20]%, you will receive less, and possibly up to [80]% less, than your initial investment in the Notes. In that case, we will pay you an amount equal to the principal amount of your Notes, minus 1% of the principal amount for each percentage point that the Portfolio Return is below [-20]%. In no event will we pay you less than [20]% of the principal amount of your Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks, including the risk that you may lose up to [80]% of your original investment in the Notes. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return.

If, at maturity, the Portfolio Return is greater than zero, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note plus the product of: (i) the principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Portfolio Return is between zero and [-20]%, inclusive, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note.

If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount minus 1% of the principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a 20% loss and, therefore, receive 80% of the principal amount.

The “Portfolio Return” is the sum of: (i) the Index Return for each Component multiplied by (ii) such Component’s respective Weighting within the Portfolio.

The “Index Return”, with respect to any Component, is the amount expressed as a percentage, resulting from the quotient of: (i) such Component’s Final Component Level minus its Initial Component Level divided by (ii) its Initial Component Level.

The “Upside Participation Rate” is [117.00-122.00]%.

The “Component Level” equals the closing level of a Component, as determined by the relevant Sponsor, on each Component Business Day.

The “Initial Component Level” means:

•	[n] with respect to the SPX;
•	[n] with respect to the SX5E;
•	[n] with respect to the RTY;
•	[n] with respect to the NKY;
•	[n] with respect to the UKX; and
•	[n] with respect to the AS51, each representing the closing level of the respective Component on June [n], 2007.

The “Final Component Level”, with respect to each Component, will be determined by the Calculation Agent and will equal the Component Level of each Component, as determined by the relevant Sponsor, on June [n], 2011, the “Calculation Date”; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the Calculation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Calculation Date, the Calculation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Calculation Date for any Component is postponed for [three] consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that [third] Component Business Day, that [third] Component Business Day will be the Calculation Date for that Component. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component on the Calculation Date, the determination of that Component’s Component Level will be made on the Calculation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

The “Weighting” means:

•	75.00% with respect to the SPX;
•	8.00% with respect to the SX5E;
•	5.00% with respect to the RTY;
•	5.00% with respect to the NKY;
•	5.00% with respect to the UKX; and
•	2.00% with respect to the AS51

The “Maturity Date” is expected to be June [n], 2011 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If any Calculation Date is postponed, the Maturity Date will be [three] Business Days following the Calculation Date, as postponed for the last Component for which a Final Component Level is determined.

A “Component Business Day” means, with respect to any Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

A “Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

The “Calculation Agent” is Bear, Stearns & Co. Inc.

The “Relevant Exchanges” means the primary exchanges or markets of trading of any security then included in a Component. The “Summary of the Components” below details the Relevant Exchanges for each Component.

A “Related Exchange”, with respect to any Component, means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to a Component.

Summary of the Components

Component	Bloomberg Ticker Symbol	Relevant Exchanges
SPX	SPX <Index>	New York Stock Exchange, NASDAQ and their successors
SX5E	SX5E <Index>	Major stock exchanges, respectively located in one of 17 European countries, including London Stock Exchange (the “LSE”), Frankfurt Stock Exchange and their successors
RTY	RTY <Index>	New York Stock Exchange, NASDAQ, American Stock Exchange and their successors
NKY	NKY <Index>	Tokyo Stock Exchange and its successor (the “TSE”)
UKX	UKX <Index>	LSE and its successor
AS51	AS51 <Index>	Australian Stock Exchange and its successor (the “ASX”)

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to “Description of the Notes.”

Are the Notes principal protected?

No. The Notes are not fully principal protected and [80]% of your principal investment in the Notes is at risk of loss. The Notes are linked to the performance of the Portfolio and will result in a loss if the Portfolio Return is less than [-20]%. In this case, the Cash Settlement Value you will receive will equal the principal amount of your Notes, minus 1% of the principal amount for each percentage point that the Portfolio Return is below [-20]%. In no event will we pay you less than [20]% of the principal amount of your Notes.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only interest you will receive, if any, will be reflected in the Cash Settlement Value upon the maturity of the Notes.

Will there be an additional offering of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 30-day option we grant to Bear, Stearns & Co. Inc. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and levels of the Components at the time of the relevant sale.

What is the Portfolio?

The Portfolio is comprised of the following six equity indices with the following respective Weightings within the portfolio: (1) 75.00% the SPX; (2) 8.00% the SX5E; (3) 5.00% the RTY; (4) 5.00% the NKY; (5) 5.00% the UKX; and (6) 2.00% the AS51 (each such index a “Component” and together the “Portfolio”). The weighting of each Component is fixed at the weight mentioned above, and will not change during the term of the Notes unless one or more of the Components is modified during the term of the Notes. For more specific information about the Portfolio, please see the section “Description of the Portfolio.” Unless otherwise stated, all information regarding the Components that is provided in this pricing supplement is derived from the Sponsors or other publicly available sources.

Who publishes information regarding the Components and where can I obtain further information?

S&P 500® Index. The SPX is a capitalization weighted stock index published by Standard and Poor’s (“S&P”) and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 14, 2007, the common stocks of 422 companies or 85.6% of the market capitalization of the SPX, were traded on the New York Stock Exchange (“NYSE”) and the common stocks of 78 companies, or 14.4% of the market capitalization of the Index, were traded on The NASDAQ Stock Market (“NASDAQ”). As of that date, none of the common stocks included in the Index were traded on the American Stock Exchange. The SPX is quoted in U.S. dollars. You can obtain the level of the SPX from the Bloomberg Financial Service under the symbol SPX <Index> or from the S&P website at http://www.spglobal.com. Other information on the S&P website is not incorporated into this document.

Dow Jones EuroSTOXX 50® Index. The SX5E is a free-float weighted index of 50 European blue-chip companies and is calculated, published and disseminated by STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company, Euronext Paris SA and SWX Swiss Exchange. The SX5E is currently comprised of 50 stocks that respectively trade on major stock exchanges located in one of 17 European countries, including the London Stock Exchange, Frankfurt Stock Exchange and others. The SX5E is quoted in Euros. You can obtain the level of the SX5E from the Bloomberg Financial Service under the symbol SX5E <Index> or from the Dow Jones website at http://www.djindexes.com. Other information on the Dow Jones website is not incorporated into this document.

Russell 2000® Index The RTY is published and calculated by Russell Investment Group. The RTY is comprised of the smallest 2000 companies (determined on the basis of market capitalization) in the Russell 3000 Index, representing approximately 8% of the Russell 3000 total market capitalization. The RTY was developed with a base value of 135.00 as of December 31, 1986. You can obtain the level of the RTY from the Bloomberg Financial Service under the symbol RTY <Index> or from the Russell Investment Group website at http://www.russell.com/Indexes/characteristics_fact_sheets/us/Russell_2000_Index.asp. Other information on the Russell Investment Group website is not incorporated into this document.

Nikkei 225™ Stock Index. The NKY is a modified, price-weighted stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. that measures the composite price performance of selected Japanese stocks. The NKY is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the NKY are stocks listed in the First Section of the Tokyo Stock Exchange. The NKY is quoted in Japanese yen. You can obtain the level of the NKY from the Bloomberg Financial Service under the symbol NKY <Index> or from the Tokyo Stock Exchange website at http://www.tse.or.jp/english/index.shtml. Other information on the Tokyo Stock Exchange website is not incorporated into this document.

FTSE 100 Index. The UKX is an index calculated, published and disseminated by FTSE International Limited, a company owned equally by the London Stock Exchange (the “LSE”) and the Financial Times, in association with the Institute and the Faculty of Actuaries. The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. Publication of the UKX began in February 1984. You can obtain the level of the UKX from the Bloomberg Financial Service under the symbol UKX <Index> or from the FTSE website at http://www.ftse.com/Indices/UK_Indices/index.jsp. Other information on the FTSE website is not incorporated into this document.

S&P/ASX 200 Index. The AS51 is published, calculated and disseminated by Standard & Poor’s and the Australian Stock Exchange. The AS51 was established in 2001 to represent the top 200 companies for the Australian market. The index is made up of 200 stocks selected by the S&P/ASX Australian Index Committee, based on liquidity and size. The index was converted from a capitalization-weighted index to a free float (liquidity)-based index on October 1, 2002. You can obtain the level of the AS51 from the Bloomberg Financial Service under the symbol AS51 <Index> or from the Standard & Poor’s website at http://www2.standardandpoors.com/portal/site/sp/en/us/page.topic/indices_asx200/. Other information on the Standard & Poor’s website is not incorporated into this document.

How has the Portfolio performed historically?

We have provided tables depicting the month-end closing levels for each of the Components for each month beginning with January 1998. You can find these tables in the section “Description of the Portfolio—Historical Data on the Components.” We have provided this historical information to help you evaluate the behavior of the Portfolio in various economic environments; however, the time period depicted is relatively limited and past performance is not indicative of the manner in which the Portfolio will perform in the future. You should refer to the section “Risk Factors—The historical performance of the Components is not an indication of the future performance of the Components.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.”

What is the role of Bear, Stearns & Co. Inc.?

Bear, Stearns & Co. Inc. (“Bear Stearns”) will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends, under ordinary market conditions, to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them if they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the Holders of the Notes would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the Holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the performance of the Components, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of the Components. In particular, the Notes may be an attractive investment for investors who:

•	believe that the level of the Portfolio will increase over the term of the Notes;

•	want potential upside exposure to the securities underlying the Components;

•	are willing to risk the possible loss of up to [80.00%] of their investment in exchange for the opportunity to participate in a positive Portfolio Return, if any;

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Components; and

•	wish to gain leveraged exposure to the appreciation, if any, of the Portfolio.

The Notes may not be a suitable investment for you if you:

•	seek full principal protection under all market conditions;

•	seek current income or dividend payments from your investment;

•	seek an investment with an active secondary market;

•	are unable or unwilling to hold the Notes until maturity; or

•	do not have a bullish view of the Portfolio over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. We intend to treat the Notes for all tax purposes as pre-paid cash-settled executory contracts linked to the value of the Portfolio and, where required, to file information returns with the Internal Revenue Service (the “IRS”) in accordance with such treatment. Pursuant to the terms of the Notes, you agree (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes consistent with this approach. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Assuming the Notes are treated as pre-paid cash-settled executory contracts, you should recognize capital gain or loss to the extent that the cash you receive on the Maturity Date or upon a sale or exchange of the Notes prior to the Maturity Date differs from your tax basis on the Notes (which will generally be the amount you paid for the Notes). You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any materially similar law or any entity the assets of which are deemed to be “plan assets” under ERISA, Section 4975 of the Code and any applicable regulations, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Components underlying the Portfolio. Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Components will fluctuate. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not fully principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not fully principal protected and [80]% of your principal investment in the Notes is at risk of loss. If the Portfolio Return is less than [-20]%, you will receive less, and possibly up to [80]% less, than the original public offering price of $1,000 per Note. In this case, you will lose 1% of the principal amount for each percentage point that the Portfolio Return is below [-20]%. In no event will we pay you less than [20]% of the principal amount of your Notes. Accordingly, you may lose up to [80]% of your initial investment in the Notes. If you sell your Notes prior to maturity, you may receive less than the amount you originally invested.

The formula for determining the Cash Settlement Value does not take into account changes in the Component Levels prior to the Calculation Date.

Changes in the Component Levels during the term of the Notes before the Calculation Date will not be reflected in the calculation of the Cash Settlement Value. The Calculation Agent will calculate the Cash Settlement Value based upon the Component Levels as of the Calculation Date. As a result, you may receive the amount of your investment in the Notes, or lose up to [80]% of your investment in the Notes, even if the Component Levels have increased at certain times during the term of the Note before decreasing on the Calculation Date.

Owning the Notes is not the same as having rights in the securities underlying the Components.

Even if the Components increase above their respective Initial Component Levels during the term of the Notes, the trading value of the Notes may not increase by the same amount. It is also possible for the Portfolio Return to increase while the trading value of the Notes declines.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is fully principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Your yield will not reflect dividends on the underlying stocks that comprise the Components.

The Portfolio does not reflect the payment of dividends or other distributions in respect of the securities underlying the Components. Therefore, the yield you will receive by holding the Notes to maturity will not be the same as if you had purchased the Components and held them for a similar period. You should refer to the section “Description of the Notes” for a detailed description of the Notes prior to making an investment in the Notes.

You must rely on your own evaluation of the merits of an investment linked to the Portfolio.

In the ordinary course of our business, we may from time to time express views on expected movements in any of the Components and in the stocks underlying any of the Components. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Components and the stocks that underlie the Components and not rely on our views with respect to future movements in the Components and the stocks that underlie the Components. You should make such investigation as you deem appropriate as to the merits of an investment linked to an increase, if any, in the Portfolio.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the Component Levels will fluctuate in accordance with changes in the financial condition of the companies issuing the stocks comprising the Components, the value of the underlying stocks comprising the Components generally and other factors. The financial condition of the companies issuing the stocks comprising the Components may weaken or the general condition of the equity market may decline, either of which may cause a decrease in the Component Levels and thus a decrease in the value of the Notes. Stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying stocks comprising the Components change. Investor perceptions regarding the companies issuing the stocks comprising the Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The Component Levels may be expected to fluctuate until the Calculation Date.

The historical performance of the Components is not an indication of the future performance of the Components.

The historical performance of the Components, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Components. While the trading prices of the underlying stocks comprising the Components will determine the Component Levels, it is impossible to predict whether the Component Levels will fall or rise. Trading prices of the underlying stocks comprising the Components will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or the value of a particular underlying stock.

Because the treatment of the Notes is uncertain, the material U.S. federal income tax consequences of an investment in the Notes are uncertain.

Although we intend to treat the Notes for all tax purposes as pre-paid cash-settled forward or other executory contracts linked to the Portfolio, there is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain. In particular, it is possible that you will be required to recognize income for U.S. federal tax purposes with respect to the Notes prior to the sale, exchange or maturity of the Notes, and it is possible that any gain or income recognized with respect to the Notes will be treated as ordinary income rather than capital gain. Prospective investors are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes. Please read carefully the section “Certain U.S. Federal Income Tax Considerations.”

The Cash Settlement Value will not be adjusted for changes in currency exchange rates.

Although the securities underlying certain of the Components are traded in currencies other than the U.S. dollar and the Notes are denominated in U.S. dollars, the amount payable at maturity will not be adjusted for the currency exchange rates in effect on the Maturity Date. Any amount in addition to the principal amount of each Note payable to you on the Maturity Date is based solely upon the percentage increase in the Portfolio Return. Changes in exchange rates, however, may reflect changes in various international economies, which in turn may affect the levels of the Components and the Notes.

The securities underlying certain Components trade at different times; however, if an active secondary market develops, the Notes may trade only during regular trading hours in the United States.

The hours of trading for the Notes may not conform to the hours during which the securities underlying certain of the Components are traded. To the extent that U.S. markets are closed while other markets remain open, significant price and rate movements may take place in the markets for the securities comprising certain of the Components that will not be reflected immediately in the price of the Notes.

As a result of the time difference among the cities where the securities underlying certain of the Components trade, and New York City (where the Notes may trade), there may be discrepancies between the Component Levels, and the trading prices of the Notes. In addition, there may be periods when the international securities markets are closed for trading (for example during holidays in an applicable country), causing the level of a particular Component to remain unchanged for multiple New York City trading days.

Your return may be affected by factors affecting international securities markets.

The securities underlying certain of the Components are issued by international companies. Investors should be aware that investments linked to the value of international equity securities might involve particular risks. The international securities markets may have less liquidity and could be more volatile than U.S. or other longer-established international securities markets. Direct or indirect government intervention to stabilize the international securities markets, as well as cross-shareholdings in international companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about international companies than about those U.S. companies that are subject to the reporting requirements of the SEC; and international companies are often subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The other special risks associated with investments linked to the value of international equity securities may include, but are not necessarily limited to: the imposition of taxes; higher transaction and custody costs; settlement delays and risk of loss; difficulties in enforcing contracts; less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; governmental interference; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of certain of the Components and, as a result, the Cash Settlement Value may be adversely affected.

The prices and performance of securities underlying the Components also may be affected by political, economic, financial and social factors. In addition, recent or future changes in the government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the international securities markets. Moreover, the applicable international economies may differ favorably or unfavorably from that of the United States.

The Components may not move in tandem, and gains in one Component may be offset by declines in another Component.

Movements in the Components comprising the Portfolio may not move in tandem. At a time when the level of one or more of the Components increases, the level of one or more of the other Components may decline. Therefore, in calculating the Portfolio, increases in the level of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Components.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Portfolio, whether the closing levels of the Components are greater than or equal to their initial levels, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Component Levels are less than, equal to or not sufficiently above their respective Initial Component Levels. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

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Value of the Portfolio. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the Portfolio at any given time is greater than zero. If you decide to sell your Notes when the Portfolio Return is greater than zero, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Portfolio Return because of expectations that the Portfolio Return will continue to fluctuate until the Cash Settlement Value is determined.

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Volatility of the Portfolio. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Portfolio increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Portfolio Return will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Portfolio on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

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Correlation among the Component Levels. Correlation is the extent to which the Component Levels increase or decrease to the same degree at the same time. To the extent that correlation among the Components changes, the volatility of the Components may change and the value of the Notes may be adversely affected.

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Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of outstanding debt securities tends to decrease; conversely, if interest rates decrease, the value of outstanding debt securities tends to increase. Interest rates may also affect the economy and, in turn, the level of the Portfolio, which may affect the value of the Notes. Rising interest rates may lower the level of the Portfolio and, thus, the value of the Notes.

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Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Portfolio, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

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Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the levels of the Components during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes and the supplemental return may be less sensitive to the volatility of the Components.

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Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks underlying the Components. In general, because the Components do not incorporate the value of dividend payments, higher dividend yields will likely reduce the value of the Notes and, conversely, lower dividend yields are expected to increase the value of the Notes.

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Volatility of currency exchange rates. The exchange rates between the U.S. dollar and the foreign currencies in which the securities underlying certain of the Components are denominated are foreign exchange spot rates that measure the relative values of two currencies: the particular currency in which the securities underlying a particular Component are denominated and the U.S. dollar. The spot rate is expressed as a rate that reflects the amount of the particular currency that can be purchased for one U.S. dollar. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which the securities underlying certain of the Components are denominated changes, the trading value of the Notes may be adversely affected.

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Correlation between currency exchange rates and the Components. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the securities underlying certain of the Components are denominated and the percentage changes between each Component. If the correlation between the relevant exchange rates and the particular Component changes, the trading value of the Notes may be adversely affected.

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Events involving the companies issuing the securities comprising the Components. General economic conditions and earnings results of the companies whose securities comprise the Components, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. For example, some of the securities underlying the Components may be affected by mergers and acquisitions, which can contribute to volatility of the Portfolio. As a result of a merger or acquisition, one or more securities in the Components may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Portfolio.

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Size and liquidity of the trading market. The Notes will not be traded on any securities exchange or quotation system, therefore there may not be an active secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If an active secondary market does develop, there can be no assurance that there will be liquidity in the secondary market. If the secondary market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. Bear Stearns has advised us that they intend, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made.

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Inclusion of commission. The inclusion of commissions and projected profit from hedging in the initial public offering price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Bear Stearns may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of dealer discounts, mark-ups or other transaction costs.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the level of the Portfolio.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Components. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any stocks underlying Components.

Reported Component Levels may be based on non-current information.

If trading is interrupted in the securities underlying certain of the Components, publicly available information regarding the Portfolio Return may be based on the last reported prices or levels. As a result, publicly available information regarding reported Component Levels may at times be based on non-current information.

Risks associated with the Components may adversely affect the market value of the Notes.

Because the Notes are linked to changes in the levels or prices of equity indices representing a range of geographic sectors, the Portfolio will be less diversified than funds or investment portfolios investing in a broader range of international securities and, therefore, could experience greater volatility. The equity securities markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. Suspension or other disruptions of market trading in the securities underlying certain of the Components could adversely affect the levels of those Components and, therefore, the Cash Settlement Value and/or the trading value of the Notes.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Cash Settlement Value, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to “Description of the Notes—Discontinuance of one or more Components,” “—Adjustments to the Components” and “—Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the securities underlying the Portfolio for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such securities, and therefore the level of the Portfolio. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and BSIL’s obligations under our hedge.

Changes that affect the calculation of a Component will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsors are responsible for calculating and maintaining the Components. The policies of the Sponsors concerning the calculation of a Component will affect the level of the Component and, therefore, the trading value of the Notes and the Cash Settlement Value.

If a Sponsor discontinues or suspends calculation or publication of a Component, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If a Sponsor discontinues or suspends calculation of a Component at any time prior to the Maturity Date and a Successor Component is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable on the Maturity Date by reference to a group of stocks and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Component. In addition, if the method of calculating a Component (or a Successor Component) is changed in a material respect, or if a Component (or a Successor Component) is in any other way modified so that such Component (or Successor Component) does not, in the opinion of the Calculation Agent, fairly represent the level of the Component (or Successor Component) had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as may be necessary to arrive at a level of a security index comparable to the Component (or Successor Component) as if such changes or modifications had not been made. In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. See “Description of the Notes” and “Description of the Portfolio.”

The Sponsors may change the companies underlying the Components in a way that affects the Component Levels and consequently the value of the Notes.

The Sponsors can add, delete or substitute the stocks underlying the Components or make other methodological changes that could decrease the Component Levels and hence adversely affect the value of the Notes. You should realize that changes in the companies included in the Component may affect the Components, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by any of the companies whose securities are included in any Component.

The common stock of The Bear Stearns Companies Inc. is an underlying stock of the SPX. We are not affiliated with any of the other companies whose securities underlie any of the Components. However, we may currently, or in the future, engage in business with these companies. Actions by any company whose security is part of a Component may have an adverse effect on the price of the company’s securities, the trading price of and the closing level of the Component and the Portfolio, and the trading value of the Notes. None of those companies are involved in this offering or has any obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These other companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These other companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the securities underlying the Components (other than with respect to our common stock) or the Components. You should make your own investigation into the companies underlying each Component.

We and our affiliates have no affiliation with any Sponsor and are not responsible for any Sponsor’s public disclosure of information.

We and our affiliates are not affiliated in any way with any Sponsor (except for the licensing arrangements discussed in the section “Description of the Portfolio”) and have no ability to control or predict any Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the applicable Component. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Components or the Sponsors contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Components and the Sponsors. The Sponsors are not involved in any way in the offering of the Notes and have no obligation to consider your interests as an owner of Notes when they take any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Components, the Component Levels, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the securities underlying any of the Components or derivative instruments related to those securities or the Components for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those securities or the Component Levels in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the Component Levels and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the securities that underlie the Components, or derivative or synthetic instruments related to those securities or the Components, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the securities that underlie the Components. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the levels of the Components, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports relating to the Components or the companies issuing the securities included in the Components. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market prices of the securities included in the Components and, therefore, the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Portfolio or a Component thereof. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the securities included in the Components, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the Cash Settlement Value by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes—Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $[n]. The Notes are expected to mature on June [n], 2011 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $10,000; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange or quotation system.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return.

If, at maturity, the Portfolio Return is greater than zero, the Cash Settlement Value for each Note will be equal to the principal amount of the Note plus the product of: (i) the principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Portfolio Return is between zero and [-20]%, inclusive, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note.

If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount minus 1% of the principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a 20% loss and, therefore, receive 80% of the principal amount.

The “Portfolio Return” is the sum of: (i) the Index Return for each Component multiplied by (ii) such Component’s respective Weighting within the Portfolio.

The “Index Return”, with respect to any Component, is the amount expressed as a percentage, resulting from the quotient of: (i) such Component’s Final Component Level minus its Initial Component Level divided by (ii) its Initial Component Level.

The “Upside Participation Rate” is [117.00-122.00]%.

The “Component Level” equals the closing level of a Component, as determined by the relevant Sponsor, on each Component Business Day.

The “Initial Component Level” means:

•	[n] with respect to the SPX;
•	[n] with respect to the SX5E;
•	[n] with respect to the RTY;
•	[n] with respect to the NKY;
•	[n] with respect to the UKX; and
•	[n] with respect to the AS51, each representing the closing level of the respective Component on June [n], 2007.

The “Final Component Level”, with respect to each Component, will be determined by the Calculation Agent and will equal the Component Level of each Component, as determined by the relevant Sponsor, on June [n], 2011, the “Calculation Date”; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the Calculation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Calculation Date, the Calculation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Calculation Date for any Component is postponed for [three] consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that [third] Component Business Day, that [third] Component Business Day will be the Calculation Date for that Component. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component on the Calculation Date, the determination of that Component’s Component Level will be made on the Calculation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

The “Weighting” means:

•	75.00% with respect to the SPX;
•	8.00% with respect to the SX5E;
•	5.00% with respect to the RTY;
•	5.00% with respect to the NKY;
•	5.00% with respect to the UKX; and
•	2.00% with respect to the AS51

The “Maturity Date” is expected to be June [n], 2011 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If any Calculation Date is postponed, the Maturity Date will be [three] Business Days following the Calculation Date, as postponed for the last Component for which a Final Component Level is determined.

A “Component Business Day” means, with respect to any Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

A “Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

The “Calculation Agent” is Bear, Stearns & Co. Inc.

The “Relevant Exchanges” means the primary exchanges or markets of trading of any security then included in a Component. The “Summary of the Components” below details the Relevant Exchanges for each Component.

A “Related Exchange”, with respect to any Component, means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to a Component.

Summary of the Components

Component	Bloomberg Ticker Symbol	Relevant Exchanges
SPX	SPX <Index>	New York Stock Exchange, NASDAQ and their successors
SX5E	SX5E <Index>	Major stock exchanges, respectively located in one of 17 European countries, including London Stock Exchange (the “LSE”), Frankfurt Stock Exchange and their successors
RTY	RTY <Index>	New York Stock Exchange, NASDAQ, American Stock Exchange and their successors
NKY	NKY <Index>	Tokyo Stock Exchange and its successor (the “TSE”)
UKX	UKX <Index>	LSE and its successor
AS51	AS51 <Index>	Australian Stock Exchange and its successor (the “ASX”)

Illustrative Examples

The examples set forth below and the related table depict the hypothetical Cash Settlement Value of a Note based on the assumptions below. The hypothetical Component Levels in the examples and related table do not purport to be representative of every possible scenario concerning increases or decreases in the Components. You should not construe these examples or the data included in the table as an indication or assurance of the expected performance of the Notes.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Component Level for the SPX is equal to 1,500.00.

•	The Initial Component Level for the SX5E is equal to 4,400.00.

•	The Initial Component Level for the RTY is equal to 825.00.

•	The Initial Component Level for the NKY is equal to 17,600.00.

•	The Initial Component Level for the UKX is equal to 6,500.00.

•	The Initial Component Level for the AS51 is equal to 6,300.00.

•	The Upside Participation Rate is 121.00%.

•	All returns are based on a 4-year term; pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Example 1: The Portfolio Return is greater than zero.

In this example, the Component Levels of five Components increase relative to their Initial Component Levels, and the Component Level of one Component decreases relative to its Initial Component Level. This example shows how the Upside Participation Rate allows you to benefit from an increase in the Component Levels.

Index	Initial Component Level	Final Component Level	Index Return	Weighting within the Portfolio
SPX	1,500.00	2,152.00	43.47%	75.00%
SX5E	4,400.00	7,088.00	61.09%	8.00%
RTY	825.00	1,153.00	39.76%	5.00%
NKY	17,600.00	61,960.00	252.05%	5.00%
UKX	6,500.00	8,608.00	32.43%	5.00%
AS51	6,300.00	3,988.00	-36.70%	2.00%

On the hypothetical Calculation Date, the Index Return for SPX would be 43.47%, the Index Return for SX5E would be 61.09%, the Index Return for RTY would be 39.76%, the Index Return for NKY would be 252.05%, the Index Return for UKX would be 32.43%, and the Index Return for AS51 would be -36.70%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would be greater than zero.

The Portfolio Return is an amount equal to the sum of the Index Return for each Component multiplied by its respective Weighting within the Portfolio.

Portfolio Return = (43.47% x 75.00%) + (61.09% x 8.00%) + (39.76% x 5.00%) + (252.05% x 5.00%) + (32.43% x 5.00%) + (-36.70 x 2.00%)

Portfolio Return = 52.97%

The Cash Settlement Value, using the formula below, would equal $1,640.94.

Cash Settlement Value

Example 2: The Portfolio Return is less than zero but greater than -20.00%.

In this example, the Component Levels of four Components decline relative to their Initial Component Levels and the Component Levels of two Components increase relative to their Initial Component Levels. On the Calculation Date, the Portfolio Return is -16.19%. Because the Portfolio Return is less than zero but greater than -20.00%, at maturity you would receive the principal amount of the Note. This example shows that an Portfolio Return between zero and -20.00% results in an investor receiving 100% of the principal amount of the Note.

Index	Initial Component Level	Final Component Level	Index Return	Weighting within the Portfolio
SPX	1,500.00	1,161.00	-22.60%	75.00%
SX5E	4,400.00	3,018.00	-31.41%	8.00%
RTY	825.00	897.00	8.73%	5.00%
NKY	17,600.00	28,631.00	62.68%	5.00%
UKX	6,500.00	3,492.00	-46.28%	5.00%
AS51	6,300.00	5,461.00	-13.32%	2.00%

On the hypothetical Calculation Date, the Index Return for SPX would be -22.60%, the Index Return for SX5E would be -31.41%, the Index Return for RTY would be 8.73%, the Index Return for NKY would be 62.68%, the Index Return for UKX would be -46.28%, and the Index Return for AS51 would be -13.32%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would be greater than zero.

The Portfolio Return is an amount equal to the sum of the Index Return for each Component multiplied by its respective Weighting within the Portfolio.

Portfolio Return = (-22.60% x 75.00%) + (-31.41% x 8.00%) + (8.73% x 5.00%) + (62.68% x 5.00%) + (-46.28% x 5.00%) + (-13.32% x 2.00%)

Portfolio Return = -18.47%

Since the Portfolio Return would be less than zero, but greater than -20.00%, the Cash Settlement Value for each Note would be the principal amount of $1,000.

Example 3: The Portfolio Return is less than -20.00%.

In this example, the Component Levels of five Components decline substantially relative to their Initial Component Levels, and the Component Level of one Component increases relative to its Initial Component Level. This examples shows how, if the Portfolio Return is less than -20.00%, you will lose 1% of your principal amount for each percentage point that the Portfolio Return is less than -20.00%.

Index	Initial Component Level	Final Component Level	Index Return	Weighting within the Portfolio
SPX	1,500.00	550.00	-63.33%	75.00%
SX5E	4,400.00	5,720.00	30.00%	8.00%
RTY	825.00	415.00	-49.70%	5.00%
NKY	17,600.00	5,615.00	-68.10%	5.00%
UKX	6,500.00	6,304.00	-3.02%	5.00%
AS51	6,300.00	3,957.00	-37.19%	2.00%

On the hypothetical Calculation Date, the Index Return for SPX would be -63.33%, the Index Return for SX5E would be 30.00%, the Index Return for RTY would be -49.70%, the Index Return for NKY would be -68.10%, the Index Return for UKX would be -3.02%, and the Index Return for AS51 would be -37.19%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would be greater than zero.

The Portfolio Return is an amount equal to the sum of the Index Return for each Component multiplied by its respective Weighting within the Portfolio.

Portfolio Return = (-63.33% x 75.00%) + (30.00% x 8.00%) + (-49.70% x 5.00%) + (-68.10% x 5.00%) + (-3.02% x 5.00%) + (-37.19 x 2.00%)

Portfolio Return = -51.88%

The Cash Settlement Value, using the formula below, would equal $681.20.

Cash Settlement Value

Discontinuance of one or more Components

If a Sponsor discontinues publication of or otherwise fails to publish any Component and such Sponsor or another entity publishes a successor or substitute Component that the Calculation Agent determines to be comparable to the discontinued Component (the new Component being referred to as a “Successor Component”), then the Final Component Level for that Component will be determined by reference to the level of the Successor Component at the close of trading on the Relevant Exchanges or markets for the Successor Component on the date for which the Final Component Level for that Component is to be determined.

Upon any selection by the Calculation Agent of a Successor Component, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Component is selected by the Calculation Agent, the Successor Component will be used as a substitute for the Component for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Component.

If a Component is discontinued or if a Sponsor fails to publish the Component prior to, and such discontinuance is continuing on, the Calculation Date and the Calculation Agent determines that no Successor Component is available at such time, then the Calculation Agent will determine the level to be used for the Final Component Level for the Calculation Date for such Component. The Final Component Level to be used for the Calculation Date will be computed by the Calculation Agent in accordance with the formula for and method of calculating that Component last in effect prior to the discontinuance, failure or modification but using only those securities that comprised that Component immediately prior to such discontinuance, failure or modification. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. For the avoidable of doubt such a determination by the Calculation Agent will not effect the manner of calculating the Final Component Level with respect to any other Component.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Component may adversely affect the value of, and trading in, the Notes.

Adjustments to the Components

If at any time the method of calculating a Component or a Successor Component is changed in a material respect, or if a Component or a Successor Component is in any other way modified so that such Component or Successor Component does not, in the opinion of the Calculation Agent, fairly represent the level of the Component or Successor Component had such changes or modifications not been made, then, for purposes of calculating the Final Component Level or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as, the Calculation Agent determines may be necessary in order to arrive at a level of a Component comparable to the Component or Successor Component, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to the Component or the Successor Component, as adjusted. Accordingly, if the method of calculating a Component or Successor Component is modified so that the Component Level is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Component), then the Calculation Agent will adjust that Component in order to arrive at a Component Level or level for the Successor Component as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on the Calculation Date, the Component is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the value of the Component.

Market Disruption Events

If there is a Market Disruption Event on the Calculation Date, the Final Component Level of that Component will be determined on the first succeeding Component Business Day on which there is no Market Disruption Event. In no event, however, will the Calculation Date be a date that is postponed by more than [three] Component Business Days following the original date that, but for the Market Disruption Event, would have been the Calculation Date. In that case, the [third] Component Business Day will be deemed to be the Calculation Date, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the Final Component Level on that [third] Component Business Day in accordance with the formula for and method of calculating the applicable underlying Component in effect prior to the Market Disruption Event using the closing level of each security in the Component as described above (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the closing level that would have prevailed but for such suspension or limitation) as of that [third] Component Business Day. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component, the Final Component Level of that Component shall be determined on the scheduled Calculation Date. In the event of a Market Disruption Event on the Calculation Date, the Maturity Date will be [three] Business Days following the Calculation Date, as postponed for the last Component for which a Final Component Level is determined.

A “Market Disruption Event” means the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by the Relevant Exchanges or Related Exchanges or otherwise, (A) relating to securities that, in the aggregate, comprise 20% or more of the level of the Component or (B) in futures or options contracts relating to the Component on any Related Exchange;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, securities that, in the aggregate, comprise 20% or more of the level of the Component or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Component on any Related Exchange;

(c) the closure on any Component Business Day of any Relevant Exchange relating to securities that comprise, in the aggregate, 20% or more of the level of the Component or any Related Exchange prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Relevant Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Exchange or Related Exchange on such Component Business Day for such Relevant Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the Relevant Exchange system for execution at the close of trading on such Component Business Day for such Relevant Exchange or Related Exchange; or

(d) any Component Business Day on which any Relevant Exchange or Related Exchange fails to open for trading during its regular trading session.

For the purposes of determining whether a Market Disruption Event in respect of the Component exists at any time, if a Market Disruption Event occurs in respect of a security included in the Component at any time, then the relevant percentage contribution of that security to the level of the Component shall be based on a comparison of (x) the portion of the level of the Component attributable to that security and (y) the overall level of the Component, in each case immediately before the occurrence of such Market Disruption Event.

“Related Exchange”, with respect to any Component, means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Component.

“Relevant Exchange” means the primary exchange or market of trading of any security then included in the Component.

“Component Business Day” means, with respect to any Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE COMPONENTS

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by Standard & Poor’s. Standard & Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 14, 2007, shares of 422 companies included in the SPX are traded on the New York Stock Exchange and shares of 78 companies included in the SPX are traded on The NASDAQ Stock Market. Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of May 14, 2007, indicated in parenthesis: Industrials (52), Utilities (32), Telecommunication Services (9), Materials (28), Information Technology (74), Energy (33), Consumer Staples (37), Consumer Discretionary (91), Healthcare (54) and Financials (90). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on the Standard & Poor’s website (http://www.spglobal.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all component stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “Base Value”);

(v) the current aggregate market value of all component stocks is divided by the Base Value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by Standard & Poor’s of particular component stocks in the SSPX, and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s’ standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an Index component’s market value.

License Agreement with Standard and Poor’s

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with Standard & Poor’s providing for the license to us, in exchange for a fee, of the right to use the SPX, which is owned and published by Standard & Poor’s, in connection with certain securities, including the Notes.

The license agreement between Standard & Poor’s and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Standard & Poor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of Standard & Poor’s and of the SPX, which is determined, composed and calculated by Standard & Poor’s without regard to us or the Notes. Standard & Poor’s has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SPX. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. Standard & Poor’s has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the SPX or any data included therein and Standard & Poor’s shall have no liability for any errors, omissions, or interruptions therein. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SPX or any data included therein. Standard & Poor’s makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the SPX or any data included therein. Without limiting any of the foregoing, in no event shall Standard & Poor’s have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between Standard & Poor’s and the Company.”

Historical Data on the SPX

The following table sets forth the month-end closing Component Levels of the SPX for each month in the period from January 1998 through April 2007. The SPX’s closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the SPX on May 21, 2007 was 1525.10.

Month End Closing Component Levels: January 1998 -April 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	980.28	1,279.64	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.27	1,280.08	1,438.24
February	1,049.34	1,238.33	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60	1,280.66	1,406.82
March	1,101.75	1,286.37	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59	1,294.83	1,420.86
April	1,111.75	1,335.18	1,452.43	1,249.46	1,076.92	916.92	1,107.30	1,156.85	1,310.61	1,482.37
May	1,090.82	1,301.84	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50	1,270.09
June	1,133.84	1,372.71	1,454.60	1,224.42	989.82	974.50	1,140.84	1,191.33	1,270.20
July	1,120.67	1,328.72	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18	1,276.66
August	957.28	1,320.41	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33	1,303.82
September	1,017.01	1,282.71	1,436.51	1,040.94	815.28	995.97	1,114.58	1,228.81	1,335.85
October	1,098.67	1,362.93	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01	1,377.94
November	1,163.63	1,388.91	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48	1,400.63
December	1,229.23	1,469.25	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29	1,418.30

The following graph illustrates the historical performance of the SPX based on the closing level on the last Component Business Day of each month from January 1998 to April 2007.

The Dow Jones EuroSTOXX 50® Index (“SX5E”)

We have derived all information relating to the SX5E, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by STOXX Limited. STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

The SX5E was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and the SWX Group. Publication of the SX5E began on February 28, 1998, based on an initial EuroSTOXX 50® Index value of 1,000 at December 31, 1991. The SX5E is reported daily in the financial pages of many major newspapers, on Bloomberg Page SX5E <Index> <Go> and on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this Pricing Supplement.

Computation of the SX5E

The SX5E is composed of 50 component stocks of market sector leaders from within the SX5E, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

Each component’s weight is capped at 10% of the SX5E Index’s total free-float market capitalization. Weights are reviewed quarterly. Within each of the SX5E market sector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding SX5E market sector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current SX5E components are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the SX5E ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The divisor of the aforementioned formula is adjusted to maintain the continuity of the SX5E value across changes due to corporate actions such as the issuance of dividends, the occurrence of stock splits, stock repurchase by the issuer and other reasons.

License Agreement with SX5E

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with STOXX Limited, whereby The Bear Stearns Companies Inc. and our affiliates, in exchange for a fee, will be permitted to use the SX5E in connection with the offer and sale of the Notes.

STOXX Limited has no relationship with us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.

STOXX Limited does not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX Limited will not have any liability in connection with the Notes. Specifically,

•	STOXX Limited does not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

•	The accuracy or completeness of the SX5E and its data;

•	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;

•	STOXX Limited will have no liability for any errors, omissions or interruptions in the SX5E or its data;

•	Under no circumstances will STOXX Limited be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited knows that they might occur.

Historical Data on the SX5E

The following table sets forth the month-end closing Component Levels of the SX5E for each month in the period from January 1998 through April 2007. The SX5E closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the EuroSTOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given that the level of the SX5E will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the SX5E on May 21, 2007 was 4,465.54.

Month End Closing Component Levels: January 1998 -April 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	2,676.03	3,547.15	4,684.48	4,779.90	3,670.26	2,248.17	2,839.13	2,984.59	3,691.41	4,178.54
February	2,878.04	3,484.24	5,182.62	4,318.88	3,624.74	2,140.73	2,893.18	3,058.32	3,774.51	4,087.12
March	3,153.32	3,559.86	5,249.55	4,185.00	3,784.05	2,036.86	2,787.49	3,055.73	3,853.74	4,181.03
April	3,120.94	3,757.87	5,303.95	4,525.01	3,574.23	2,324.23	2,787.48	2,930.10	3,839.90	4,392.34
May	3,357.77	3,629.46	5,200.89	4,426.24	3,425.79	2,330.06	2,749.62	3,076.70	3,637.17
June	3,406.82	3,788.66	5,145.35	4,243.91	3,133.39	2,419.51	2,811.08	3,181.54	3,648.92
July	3,480.63	3,638.62	5,122.80	4,091.38	2,685.79	2,519.79	2,720.05	3,326.51	3,691.87
August	2,978.12	3,769.14	5,175.12	3,743.97	2,709.29	2,556.71	2,670.79	3,263.78	3,808.70
September	2,670.97	3,669.71	4,915.18	3,296.66	2,204.39	2,395.87	2,726.30	3,428.51	3,899.41
October	2,887.11	3,922.91	5,057.46	3,478.63	2,518.99	2,575.04	2,811.72	3,320.15	4,004.80
November	3,179.09	4,314.38	4,790.08	3,658.27	2,656.85	2,630.47	2,876.39	3,447.07	3,987.23
December	3,342.32	4,904.46	4,772.39	3,806.13	2,386.41	2,760.66	2,951.01	3,578.93	4,119.94

The following graph illustrates the historical performance of the SX5E based on the closing level on the last Component Business Day of each month from January 1998 to April 2007.

The Russell 2000® Index (“RTY”)

We have derived all information relating to the RTY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by Russell Investment Group. Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the RTY at any time.

The RTY is an index calculated, published, and disseminated by the Russell Investment Group, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories. All 2,000 stocks are traded on the New York Stock Exchange, the American Stock Exchange LLC, or NASDAQ, and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

The RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The RTY is designed to track the performance of the small capitalization segment of the United States equity market.

Only stocks belonging to companies domiciled in the U.S. are allowed into the RTY. Preferred and convertible preferred stock, paired shares, redeemable shares, warrants, participating preferred stock, trust receipts, rights, royalty trusts, limited liability companies, pink sheets, limited partnership, OTC Bulletin Board companies and closed-end mutual funds are excluded from the RTY. Real Estate Investment Trusts and Beneficial Trusts however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the RTY, although exceptions to this general rule have been made where the Russell Investment Group has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the RTY. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below. Based on closing values on May 31 of each year, the Russell Investment Group reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. Real-time dissemination of the RTY began on January 1, 1987.

Computation of the RTY

The RTY is a capitalization-weighted index. The RTY reflects changes in the market value (i.e. capitalization) of the component stocks relevant to their market value on a base date. The RTY is determined by adding the market values of the component stocks, which are gotten by multiplying the price of each stock by the number of available shares, to get the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which gives the adjusted capitalization of the RTY on the base date of December 31, 1986. The most recently traded price for a security will be used in determining the RTY. If a component security is not open for trading, the most recently traded price for that stock will be used. The divisor is adjusted to reflect certain events in order to provide consistency for the RTY. The events include changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other changes. Available shares are considered to be available for trading. Exclusion of market value held by other listed companies and large holdings by private investors (10% or more) is based on information recorded in Securities and Exchange Commission filings.

Annual reconstitution is the process by which the RTY is completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get bigger or smaller over time, or change in style characteristics. Reconstitution ensures that the correct companies are represented in the RTY.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings. Other sources are used in cases of missing or questionable data.

The following types of shares considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares - shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•
Corporate cross-owned shares - when shares of a company in the RTY are held by another company also in the RTY, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•
Large private and corporate shares - when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

•	Unlisted share classes - classes of common stock that are not traded on a United States securities exchange or NASDAQ.

The following summarizes the types of RTY maintenance adjustments and indicates whether or not an index adjustment is required.

•
“No Replacement” Rule - Securities that leave the RTY for any reason (e.g. mergers, acquisitions, or other similar corporate activity) are not replaced. Therefore, the number of securities in the RTY will fluctuate according to corporate activity.

•
Rule for Corporate Action-Driven Changes - When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the RTY at the open of trading on the ex-date using the previous day's closing prices.

•
When acquisitions or mergers take place within the RTY, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the total capitalization of the RTY. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e. the Russell 3000® Index or the Russell 1000® Index), the shares for the acquiring stock were not adjusted until month end.

•
Deleted Stocks - When deleting stocks from the RTY as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the Primary Exchange. There may be corporate events, like mergers or acquisitions that result in the lack of a current market price for the deleted security and in such an instance the latest Primary Exchange closing price available will be used.

•
Additions for Spin-Offs - Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the RTY at the latest reconstitution.

•
Quarterly IPO Additions - Eligible companies that have recently completed an initial public offering are added to the RTY at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000® Index. Eligible companies will be added to the RTY using their industry's average style probability established at the latest constitution.

In order for a company to be added to the RTY in a quarter (outside of reconstitution), the IPO company must meet all Russell U.S. Index eligibility requirements. Also, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end : (i) price/trade; (ii) rank larger in total market capitalization than the market-adjusted smallest company in the RTY as of the latest June reconstitution; and (iii) meet criteria (i) and (ii) during an initial offering period.

Each month, the RTY is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the RTY. This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement with Russell Investment Group

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with Russell Investment Group, whereby The Bear Stearns Companies Inc. and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the RTY, which is owned and published by Russell Investment Group, in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the Russell Investment Group (including its affiliates). Russell Investment Group has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. Russell Investment Group makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the RTY to track general stock market performance. Russell Investment Group has no relationship to The Bear Stearns Companies, Inc. other than the licensing of the RTY and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by Russell Investment Group without regard to The Bear Stearns Companies, Inc. or the Notes. Russell Investment Group has no obligation to take the needs of The Bear Stearns Companies, Inc. or the owners of the Notes into consideration in determining, composing or calculating the RTY. Russell Investment Group is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Russell Investment Group has no liability in connection with the administration, marketing or trading of the Notes.

Russell Investment Group is under no obligation to continue the calculation and dissemination of the RTY and the method by which the RTY is calculated and the name “Russell 2000®” or “RTY” may be changed at the discretion of Russell Investment Group. No inference should be drawn from the information contained in this pricing supplement that Russell Investment Group makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the RTY to track general stock market performance. Russell Investment Group has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the RTY. Russell Investment Group is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. Russell Investment Group has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the RTY in connection with the Notes have been consented to by Russell Investment Group.

Russell Investment Group disclaims all responsibility for any inaccuracies in the data on which the RTY is based, or any mistakes or errors or omissions in the calculation or dissemination of the RTY.

Historical Data on the RTY

The following table sets forth the month-end closing Component Levels of the RTY for each month in the period from January 1998 through April 2007. The RTY’s closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given that the level of the RTY will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the RTY on May 21, 2007 was 833.65.

Month End Closing Component Levels: January 1998 -April 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	430.05	427.22	496.23	508.34	483.10	372.17	580.76	624.02	733.20	800.34
February	461.83	392.26	577.71	474.37	469.36	360.52	585.56	634.06	730.64	793.30
March	480.68	397.63	539.09	450.53	506.46	364.54	590.31	615.07	765.14	800.71
April	482.89	432.81	506.25	485.32	510.67	398.68	559.80	579.38	764.54	814.57
May	456.62	438.68	476.18	496.50	487.47	441.00	568.28	616.71	721.01
June	457.39	457.68	517.23	512.80	462.65	448.37	591.52	639.66	724.67
July	419.75	444.77	500.64	484.78	392.42	476.02	551.29	679.75	700.56
August	337.95	427.83	537.89	468.56	390.96	497.42	547.93	666.51	720.53
September	363.59	427.30	521.37	404.87	362.27	487.68	572.94	667.80	725.59
October	378.16	428.64	497.68	428.17	373.50	528.22	583.79	646.61	766.84
November	397.75	454.08	445.94	460.78	406.36	546.51	633.77	677.29	786.12
December	421.96	504.75	483.53	488.50	383.09	556.91	651.57	673.22	787.66

The following graph illustrates the historical performance of the RTY based on the closing level on the last Component Business Day of each month from January 1998 to April 2007.

The Nikkei 225 SM Index (“NKY”)

We have derived all information relating to the NKY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by Nihon Keizai Shimbun, Inc. (“Nihon Keizai”). Nihon Keizai is under no obligation to continue to publish, and may discontinue or suspend the publication of the NKY at any time.

The NKY is a stock index calculated, published and disseminated by Nihon Keizai that measures the composite price performance of selected Japanese stocks. Nihon Keizai first calculated and published the NKY in 1970. The Nikkei 225 Stock Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nihon Keizai rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Computation of the NKY

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.29 as of May 14, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock, when multiplied by its Weight Factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nihon Keizai. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nihon Keizai. Upon deletion of a stock from the Nikkei Underlying Stocks, Nihon Keizai will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nihon Keizai to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nihon Keizai.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nihon Keizai.

License Agreement with Nihon Keizai

The Bear Stearns Companies Inc. has entered, or is exploring entering, into non-exclusive license agreement with Nihon Keizai, whereby The Bear Stearns Companies Inc. and our affiliates, in exchange for a fee, will be permitted to use the NKY in connection with the offer and sale of the Notes.

The copyright relating to the NKY and intellectual property rights as to “Nikkei” (including in combination with other words) and the NKY and any other rights will belong to Nihon Keizai.

Nihon Keizai will be entitled to change the details of the NKY and to suspend the announcement thereof.

All the businesses and implementation relating to the use of the NKY and related intellectual property rights will be conducted exclusively at the risk of the Company and Nihon Keizei assumes no obligation or responsibility therefor.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the Notes.

Historical Data on the NKY

The following table sets forth the month-end closing Component Levels of the NKY for each month in the period from January 1998 through April 2007. The NKY closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the NKY on May 21, 2007 was 17,556.87.

Month End Closing Component Levels: January 1998 - April 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	16,628.47	14,499.25	19,539.70	13,843.55	9,997.80	8,339.94	10,783.61	11,387.59	16,649.82	17383.42
February	16,831.67	14,367.54	19,959.52	12,883.54	10,587.83	8,363.04	11,041.92	11,740.60	16,205.43	17604.12
March	16,527.17	15,836.59	20,337.32	12,999.70	11,024.94	7,972.71	11,715.39	11,668.95	17,059.66	17287.65
April	15,641.26	16,701.53	17,973.70	13,934.32	11,492.54	7,831.42	11,761.79	11,008.90	16,906.23	17400.41
May	15,670.78	16,111.65	16,332.45	13,262.14	11,763.70	8,424.51	11,236.37	11,276.59	15,467.33
June	15,830.27	17,529.74	17,411.05	12,969.05	10,621.84	9,083.11	11,858.87	11,584.01	15,505.18
July	16,378.97	17,861.86	15,727.49	11,860.77	9,877.94	9,563.21	11,325.78	11,899.60	15,456.81
August	14,107.89	17,436.56	16,861.26	10,713.51	9,619.30	10,343.55	11,081.79	12,413.60	16,140.76
September	13,406.39	17,605.46	15,747.26	9,774.68	9,383.29	10,219.05	10,823.57	13,574.30	16,127.58
October	13,564.51	17,942.08	14,539.60	10,366.34	8,640.48	10,559.59	10,771.42	13,606.50	16,399.39
November	14,883.70	18,558.23	14,648.51	10,697.44	9,215.56	10,100.57	10,899.25	14,872.15	16,274.33
December	13,842.17	18,934.34	13,785.69	10,542.62	8,578.95	10,676.64	11,488.76	16,111.43	17,225.83

The following graph illustrates the historical performance of the NKY based on the closing level on the last Component Business Day of each month from January 1998 to April 2007.

The FTSE 100 Index (“UKX”)

We have derived all information contained in this pricing supplement regarding the UKX, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE International Limited (“FTSE”). The UKX was developed by FTSE and is calculated, maintained and published by FTSE. We make no representation or warranty as to the accuracy or completeness of such information. The UKX is an index calculated, published and disseminated by FTSE, a company owned equally by the London Stock Exchange (the “LSE”) and The Financial Times Limited (“FT”), in association with the Institute and the Faculty of Actuaries. The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. Publication of theUKX began in February 1984.

The UKX is calculated by (i) multiplying the per share price of each stock included in the UKX by the number of outstanding shares, (ii) calculating the sum of all these products (such sum referred to hereinafter as the “FTSE Aggregate Market Value”) as of the starting date of the UKX, (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the UKX and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE™ 100 Index and (iv) multiplying the result by 1,000. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE™ 100 than will movements in share prices of companies with relatively smaller market capitalization.

The 100 stocks included in the UKX (the “UKX Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The UKX Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the UKX Underlying Stocks is available from FTSE. The UKX is reviewed quarterly by an Index Steering Committee of the LSE in order to maintain continuity in the level. The UKX Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the UKX if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the UKX. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

Discontinuation of the UKX; Alteration of Method of Calculation.

If FTSE discontinues publication of the UKX and FTSE or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued UKX (such index being referred to herein as a “FTSE successor index”), then the UKX closing level will be determined by reference to the level of such FTSE successor index at the close of trading on the relevant exchange or market for the FTSE successor index on the final Observation Date, applicable to the UKX. Upon any selection by the calculation agent of a FTSE successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Notes.

If FTSE discontinues publication of the UKX prior to, and such discontinuation is continuing on, the final Observation Date, applicable to the UKX, and the calculation agent determines that no FTSE successor index is available at such time, or the calculation agent has previously selected a FTSE successor index and publication of such FTSE successor index is discontinued prior to, and such discontinuation is continuing on, the final Observation Date, applicable to the UKX, then the calculation agent will determine the UKX closing level for such date. The UKX closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the UKX or FTSE successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the UKX or FTSE successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the UKX or FTSE successor index, as applicable, on the relevant exchange may adversely affect the value of the Notes.

If at any time the method of calculating the UKX or a FTSE successor index, or the level thereof, is changed in a material respect, or if the UKX or a FTSE successor index is in any other way modified so that the UKX or such FTSE successor index does not, in the opinion of the calculation agent, fairly represent the level of the UKX or such FTSE successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the UKX closing level is to be determined, make such calculations and adjustments as may be necessary in order to arrive at a level of a stock index comparable to the UKX or such FTSE successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the UKX closing level with reference to the UKX or such FTSE successor index, as adjusted. Accordingly, if the method of calculating the UKX or a FTSE successor index is modified so that the level of the UKX or such FTSE successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the UKX or such FTSE successor index), then the calculation agent will adjust the UKX or such FTSE successor index in order to arrive at a level of the UKX or such FTSE successor index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with UKX

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with FTSE, whereby The Bear Stearns Companies Inc. and our affiliates and subsidiary companies and certain of its affiliates, in exchange for a fee, will be permitted to use the UKX, which is owned and published by FTSE, in connection with certain products, including the Notes.

Neither FTSE, the LSE nor FT makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in structured products generally or in the Notes particularly, or the ability of the UKX to track general stock market performance. FTSE, the LSE, and FT’s only relationship with us is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the Notes. FTSE, the LSE and FT have no obligation to take the needs of The Bear Stearns Companies Inc. or the holders of the Notes into consideration in determining, composing or calculating the UKX Neither FTSE nor the LSE nor FT is responsible for and has not participated in the determination of the timing, price or quantity of the Notes to be issued or in the determination or calculation of the amount due at maturity of the Notes. Neither FTSE nor the LSE nor FT has any obligation or liability in connection with the administration, marketing or trading of the Notes.

The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE, the LSE or FT, and neither FTSE, the LSE nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the UKX and/or the figure at which the said Component stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE, the LSE nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE nor FT shall be under any obligation to advise any person of any error therein.

“FTSE®”, “FT-SE®” and “Footsie®” are trade marks of the London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license. “All-World”, “All-Share” and “All-Small” are trade marks of FTSE International Limited.”

Historical Data on the UKX

The following table sets forth the month-end closing Component Levels of the UKX for each month in the period from January 1998 through April 2007. The UKX’s closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the UKX should not be taken as an indication of future performance, and no assurance can be given that the level of the UKX will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the UKX on May 21, 2007 was 6,636.80.

Month End Closing Component Levels: January 1998 -April 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	5,458.50	5,896.00	6,268.50	6,297.50	5,164.80	3,567.40	4,390.70	4,852.30	5,760.30	6,203.10
February	5,767.30	6,175.10	6,232.60	5,917.90	5,101.00	3,655.60	4,492.20	4,968.50	5,791.50	6,171.50
March	5,932.20	6,295.30	6,540.20	5,633.70	5,271.80	3,613.30	4,385.70	4,894.40	5,964.60	6,308.00
April	5,928.30	6,552.20	6,327.40	5,966.90	5,165.60	3,926.00	4,489.70	4,801.70	6,023.10	6,449.20
May	5,870.70	6,226.20	6,359.30	5,796.10	5,085.10	4,048.10	4,430.70	4,964.00	5,723.80
June	5,832.50	6,318.50	6,312.70	5,642.50	4,656.40	4,031.20	4,464.10	5,113.20	5,833.40
July	5,837.00	6,231.90	6,365.30	5,529.10	4,246.20	4,157.00	4,413.10	5,282.30	5,928.30
August	5,249.40	6,246.40	6,672.70	5,345.00	4,227.30	4,161.10	4,459.30	5,296.90	5,906.10
September	5,064.40	6,029.80	6,294.20	4,903.40	3,721.80	4,091.30	4,570.80	5,477.70	5,960.80
October	5,438.40	6,255.70	6,438.40	5,039.70	4,039.70	4,287.60	4,624.20	5,317.30	6,129.20
November	5,743.90	6,597.20	6,142.20	5,203.60	4,169.40	4,342.60	4,703.20	5,423.20	6,048.80
December	5,882.60	6,930.20	6,222.50	5,217.40	3,940.40	4,476.90	4,814.30	5,618.80	6,220.80

The following graph illustrates the historical performance of the UKX based on the closing level on the last Component Business Day of each month from January 1998 to April 2007.

The S&P/ASX 200 Index (“AS51”)

We have derived all information relating to the AS51, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by Standard & Poor’s and the Australian Stock Exchange (“S&P/ASX”). S&P/ASX are under no obligation to continue to publish, and may discontinue or suspend the publication of the AS51 at any time.

The AS51 is intended to provide an investable benchmark for the Australian equity market and represents approximately 78% of Australian market capitalization. The AS51 is a float-adjusted capitalization-weighted index, meaning that each underlying stock's weight in the index is based on its free float-adjusted market capitalization. The AS51 is comprised of the 100 largest stocks listed on the Australian Stock Exchange (the “ASX”), plus an additional 100 stocks, all of which must meet certain liquidity requirements. S&P/ASX chooses companies for inclusion in the AS51 with an aim of providing a broad market representation, while maintaining underlying investability and liquidity. S&P/ASX may from time to time, in its sole discretion, add companies to, or delete companies from, the AS51 to achieve the objectives stated above. Relevant criteria employed by S&P/ASX (discussed in more detail below) include a stock's liquidity, free float and market capitalization.

Calculation of the AS51

The calculation of the value of the AS51 is based on the relative float-adjusted aggregate market capitalization of the stocks of 200 companies in the Australian market (the “Component Stocks”) as of a particular time as compared to the base value of the AS51. The index market capitalization for each Component Stock is calculated by multiplying the company's stock price times the number of ordinary shares times the investable weight factor (as discussed below). Calculations for the AS51 are based on stock prices taken from the ASX. The official daily AS51 closing values are calculated after the market closes and are based on the last traded price for each Component Stock.

Component Stocks of the AS51 are determined after an analysis of the stocks' liquidity, free float and market capitalization. A constituent of the AS51 must be sufficiently liquid to enable institutional investors to buy in and sell out of the company without severely distorting the share price of that stock. The S&P Australian Index Committee (the “Committee”) assesses whether a company has sufficient liquidity to be eligible for the AS51 by analyzing each company's free float and daily share turnover. Free float is defined as the portion of shares not being held by the following: (i) government and government agencies, (ii) controlling and strategic shareholders/partners, (iii) any other entities or individuals which hold more than 5%, excluding some financial institutions and funds and (iv) other restricted portions such as treasury stocks. Stocks are deemed ineligible for inclusion in the AS51 if their free float is less than 30%. In addition, the Committee considers market capitalization, adjusting each company's market capitalization for free float. An investable weight factor is used in the adjustment process. In most cases, a stock's factor will be a direct reflection of its level of free float; however, some stocks are allocated a factor at half of its free float level as a result of low liquidity. The Committee considers average float-adjusted market capitalization over a six-month period when assessing whether a company's market capitalization is sufficient for the company to be represented in the AS51.

The Committee is responsible for setting policy, determining index composition and administering the AS51 in accordance with the S&P/ASX methodology. The Committee is comprised of five members representing S&P and ASX. The Committee may add, remove or bypass any company or security during the selection process. In maintaining the AS51, the Committee considers the guiding principle of minimizing changes to the index portfolio. The Committee deletes Component Stocks from the AS51 for reasons including acquisition, insufficient market capitalization, insufficient liquidity, liquidation or insolvency and company restructurings. Additions to the AS51 are triggered only by deletions, and are evaluated using the criteria described above for selection of Component Stocks. Initial public offerings may be eligible for inclusion prior to six months of data being available, but only if a deletion occurs and the Committee decides that the inclusion is justified.

The Committee rebalances the AS51 quarterly at the end of February, May, August, and November; the free float and investable weight factors of Component Stocks are reviewed as part of the February rebalance. Quarterly rebalances analyze market capitalization and liquidity over the previous six months. The Committee announces index deletions and replacements to the AS51 to the market on the first Friday of March, June, September and December. Quarterly changes become effective at the close of trade on the third Friday of March, June, September and December. The AS51 is also rebalanced, and investable weight factors are adjusted, on an as needed basis when significant corporate events occur.

S&P makes changes to the AS51 shares on issue under the following circumstances: (i) market-wide placements and buybacks that are 5% of the index issued capital and greater than 5 million Australian dollars (“A$”), (ii) shares issued as a result of dividend reinvestment plans and (iii) rights issues, bonus issues and other major corporate actions. The ASX may quote a different number of shares than the AS51; however, if the aggregated difference between the ASX quoted shares and the S&P/ASX index quoted shares at quarter-end is greater than A$100 million or 5% of the index issued capital, shares will be adjusted to reflect those quoted by the ASX.

While S&P currently employs the above methodology to calculate the AS51, we cannot assure you that S&P will not modify or change this methodology in a manner that may affect the redemption amount at maturity to beneficial owners of the securities. Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the AS51 or any successor index. S&P does not guarantee the accuracy or completeness of the AS51 or any data included in the AS51. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the AS51. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the AS51 or the manner in which the AS51 is applied in determining the amount payable on the securities.

License Agreement with Standard and Poor’s and the Australian Stock Exchange

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with S&P/ASX, whereby The Bear Stearns Companies Inc. and our affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the AS51, which is owned and published by S&P/ASX, in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the S&P/ASX (including its affiliates). S&P/ASX has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. S&P/ASX makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the AS51 to track general stock market performance. S&P/ASX has no relationship with us other than the licensing of the AS51 and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by S&P/ASX without regard to us or the Notes. S&P/ASX has no obligation to take the needs of us or the holders of the Notes into consideration in determining, composing or calculating the AS51. S&P/ASX is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P/ASX has no liability in connection with the administration, marketing or trading of the Notes.

S&P/ASX is under no obligation to continue the calculation and dissemination of the AS51 and the method by which the AS51 is calculated and the name “S&P/ASX 200 Index” or “AS51” may be changed at the discretion of S&P/ASX. No inference should be drawn from the information contained in this pricing supplement that S&P/ASX makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the AS51 to track general stock market performance. S&P/ASX has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the AS51. S&P/ASX is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. S&P/ASX has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the AS51 in connection with the Notes have been consented to by S&P/ASX.

S&P/ASX disclaims all responsibility for any inaccuracies in the data on which the AS51 is based, or any mistakes or errors or omissions in the calculation or dissemination of the AS51.

Historical Data on the AS51

The following table sets forth the month-end closing Component Levels of the AS51 for each month in the period from January 1998 through April 2007. The AS51’s closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the AS51 should not be taken as an indication of future performance, and no assurance can be given that the level of the AS51 will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the AS51 on May 21, 2007 was 6,369.00.

Month End Closing Component Levels: January 1998 -April 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	2,600.80	2,781.70	3,080.20	3,341.70	3,464.20	2,956.90	3,272.00	4,107.30	4,929.60	5,773.40
February	2,626.90	2,768.40	3,124.60	3,326.50	3,414.30	2,800.90	3,360.60	4,172.80	4,921.30	5,832.50
March	2,686.00	2,867.00	3,133.30	3,147.20	3,414.80	2,885.20	3,415.30	4,109.90	5,129.70	5,995.00
April	2,709.00	3,027.80	3,115.80	3,329.40	3,350.00	3,007.50	3,400.80	3,983.20	5,258.80	6,166.00
May	2,655.30	2,831.90	3,081.00	3,379.10	3,373.60	3,011.00	3,460.20	4,106.40	5,001.70	-
June	2,620.10	2,903.70	3,311.20	3,490.30	3,216.00	3,025.80	3,532.90	4,277.50	5,073.90	-
July	2,661.30	2,951.00	3,251.10	3,324.50	3,086.20	3,122.30	3,536.10	4,388.80	4,986.00	-
August	2,430.10	2,875.70	3,297.80	3,275.60	3,120.10	3,199.70	3,553.70	4,446.80	5,115.40	-
September	2,511.30	2,817.00	3,298.80	3,049.50	2,970.90	3,169.50	3,665.00	4,641.20	5,154.10	-
October	2,563.00	2,821.40	3,254.60	3,249.60	3,042.90	3,272.00	3,778.60	4,459.70	5,384.40	-
November	2,685.60	2,970.30	3,274.60	3,337.50	3,061.40	3,186.40	3,931.30	4,634.80	5,482.10	-
December	2,717.60	3,117.70	3,206.20	3,422.30	3,007.10	3,299.80	4,050.60	4,763.40	5,669.90	-

The following graph illustrates the historical performance of the AS51 based on the closing level on the last Component Business Day of each month from January 1998 to April 2007.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. For purposes of this summary, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual who is a citizen or a resident of the United States, for federal income tax purposes;

•
a corporation (or other entity that is treated as a corporation for federal tax purposes) that is created or organized in or under the laws of the United States or any State thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as defined for federal income tax purposes) have the authority to control all of its substantial decisions.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is:

•	a nonresident alien individual for federal income tax purposes;

•	a foreign corporation for federal income tax purposes;

•	an estate whose income is not subject to federal income tax on a net income basis; or

•
a trust if no court within the United States is able to exercise primary jurisdiction over its administration or if United States persons (as defined for federal income tax purposes) do not have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for those purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).

This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any of those changes may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or “conversion transaction” for federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; investors that hold their Notes through a partnership or other entity treated as a partnership for federal tax purposes; investors whose functional currency is not the U.S. dollar; certain former citizens or residents of the United States; persons subject to the alternative minimum tax; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; or “controlled foreign corporations” or “passive foreign investment companies” for federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or foreign tax consequences of the purchase, ownership or disposition of the Notes.

This summary was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state, or local tax penalties. This summary was written in connection with the promotion or marketing by the Issuer of the Notes addressed in this summary. Prospective investors are urged to consult their tax advisors with respect to the federal, state and local tax consequences of investing in the Notes based on the taxpayer’s particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

In General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Accordingly, the proper U.S. federal income tax treatment of the Notes is uncertain. Under one approach, the Notes would be treated as pre-paid cash-settled executory contracts with respect to the Index. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes consistent with this approach. Except as otherwise provided in “—Alternative Characterizations and Treatments,” the balance of this summary assumes that the Notes are so treated.

Federal Income Tax Treatment of U.S. Holders

Upon the receipt of cash at maturity of a Note or upon the sale, exchange or other disposition of a Note in a taxable transaction, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized at maturity or upon the sale, exchange or other disposition and the U.S. holder’s tax basis in the Note. A U.S. holder’s tax basis in a Note will generally be equal to the U.S. holder’s cost for the Note. Any such gain or loss generally will constitute capital gain or loss, and if held for more than a year at the time of maturity, sale, exchange or other disposition, generally should be long-term capital gain or loss. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The ability of U.S. holders to use capital losses to offset ordinary income is limited.

Alternative Characterizations and Treatments

Although the Issuer and the holders have agreed (in the absence of an administrative or judicial ruling to the contrary) to treat each Note as a pre-paid cash-settled executory contract as described above, there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization of securities with terms that are substantially the same as those of the Notes, and therefore the Notes could be subject to some other characterization or treatment for U.S. federal income tax purposes. For example, each Note could be treated as a “contingent payment debt instrument” for U.S. federal income tax purposes. In this event, a U.S. holder would be required to accrue original issue discount income, subject to adjustments, at the “comparable yield” of the Notes and any gain recognized with respect to the Note generally would be treated as ordinary income. Prospective investors should consult their tax advisors as to the federal income tax consequences to them if the Notes are treated as debt instruments for federal income tax purposes.

In addition, certain proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain “notional principal contracts.” The preamble to the proposed regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to the Notes, the preamble to the proposed regulations indicates that similar timing issues exist in the case of pre-paid forward contracts and therefore similar timing issues may exist in the case of executory contracts. If the IRS or the U.S. Treasury Department publishes future guidance requiring current economic accrual for contingent payments on pre-paid forward or executory contracts, it is possible that a U.S. holder could be required to accrue income over the term of the Notes.

Other alternative federal income tax characterizations or treatments of the Notes are possible, and if applied could also affect the amount, the timing and the character of the income, gain, or loss with respect to the Notes.

Prospective investors in the Notes should consult their tax advisors as to the tax consequences to them of purchasing Notes, including any alternative characterizations and treatments.

Federal Income Tax Treatment of Non-U.S. Holders

A non-U.S. holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Note should not be subject to U.S. federal income or withholding tax in respect of the Notes so long as (1) the non-U.S. holder provides an appropriate statement, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a United States person (as defined for federal income tax purposes), (2) the non-U.S. holder is not a bank that has purchased the Notes in the ordinary course of its trade or business of making loans, as described in section 881(c)(3)(A) of the Code, (3) the non-U.S. holder is not a “10-percent shareholder” within the meaning of section 871(h)(3)(B) of the Code or a “related controlled foreign corporation” within the meaning of section 881(c)(3)(C) of the Code with respect to us, and (4) the Index is treated as actively traded within the meaning of section 871(h)(4)(C)(v) of the Code. We expect that the Index will be treated as actively traded within the meaning of section 871(h)(4)(C)(v) of the Code.

If any of these conditions are not met, a 30% withholding tax may apply to payments on the Notes, unless an income tax treaty reduces or eliminates such tax or the income is effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder. In the latter case, such non-U.S. holder should be subject to U.S. federal income tax with respect to all income from the Notes at regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax.

In general, the gain realized on the maturity, sale, exchange or other disposition of the Notes by a non-U.S. holder should not be subject to U.S. federal income tax unless the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, in which case the non-U.S. holder will generally be subject to U.S. federal income tax on any income or gain in respect of the Note at the regular rates applicable to U.S. taxpayers, and, for a foreign corporation, possibly branch profits tax, unless an applicable treaty reduces or eliminates such tax, or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year of the maturity, sale, exchange or other disposition and certain other conditions are satisfied, in which case the non-U.S. holder will generally be subject to tax at a rate of 30% on the amount by which the non-U.S. holder's capital gains derived from the maturity, sale, exchange, retirement or other disposition of the Notes and other assets that are from U.S. sources exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Distributions made on the Notes and proceeds from the sale of Notes to or through certain brokers may be subject to a “backup” withholding tax on “reportable payments” unless, in general, the holder of Notes complies with certain procedures or is an exempt recipient. Any amounts so withheld from distributions on the Notes generally would be refunded by the IRS or allowed as a credit against the holder of Notes federal income tax, provided the holder of Notes makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the IRS and to holder of Notes that are not exempt from the reporting requirements.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and Bear Stearns Securities Corp. is considered a "disqualified person" under the Code or a "party in interest" under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a "party in interest" to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law ("Similar Law") similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the stocks included in the Component, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Component, individual futures contracts on the Component and on stocks included in the Component, futures contracts on the Component and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the levels of the Components), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the level of the Component, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of August 16, 2006, as amended, we have agreed to sell to Bear Stearns & Co. Inc. as principal, and Bear, Stearns & Co. Inc. has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$[n]
Total	$[n]

The Agent intends to initially offer $[n] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $[n] at the public offering price to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market will develop. Bear, Stearns & Co. Inc. has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear, Stearns & Co. Inc. is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York

You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement and the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.
		The Bear Stearns Companies Inc. $[n] Medium-Term Notes, Series B Linked to an Equity Index Portfolio Due June [n], 2011 PRICING SUPPLEMENT Bear, Stearns & Co. Inc. June [n], 2007
————————
TABLE OF CONTENTS
Pricing Supplement
	Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-7
Risk Factors	PS-13
Description of the Notes	PS-21
Description of the Components	PS-28
Certain U.S. Federal Income Tax Considerations	PS-48
Certain ERISA Considerations	PS-50
Use of Proceeds and Hedging	PS-52
Supplemental Plan of Distribution	PS-52
Legal Matters	PS-53
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49